Exhibit (d)(2)

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 6, 2014, is entered into by and among OKUMUS FUND MANAGEMENT LTD., a corporation incorporated under the laws of the Cayman Islands (“Stockholder”), GTCR VALOR COMPANIES, INC., a Delaware corporation (“Parent”), and GTCR VALOR MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser and Vocus, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Merger Agreement”), providing, among other things, for (a) Purchaser to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Merger Agreement, the “Offer”) for each issued and outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), including the associated preferred share purchase rights (the “Company Rights”) issued pursuant to that certain Rights Agreement, dated as of May 13, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (which Company Rights, together with the shares of the Common Stock, are hereinafter referred to as the “Shares”), and (b) the merger of Purchaser with and into the Company (the “Merger”); and

WHEREAS, as a condition of and inducement to Parent’s and Purchaser’s willingness to enter into the Merger Agreement, Parent and Purchaser have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

1. Certain Definitions.

For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1.

“Acquisition Proposal” has the meaning set forth in the Merger Agreement.

“Action” has the meaning set forth in the Merger Agreement.

“Additional Owned Shares” means all Shares and any other Equity Interests in the Company which are beneficially owned by Stockholder or any of its controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 6(d) hereof.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in the Merger Agreement.

“Closing” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the recitals hereto.

“Company Stockholders Meeting” has the meaning assigned thereto in Section 3 hereof.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosed Owned Securities” has the meaning assigned thereto in Section 6(a) hereof.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Equity Interests” means any share of capital stock of a Person or any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares of capital stock or any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating such Person to issue, transfer or sell any shares of capital stock or other equity interest in such Person.

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Expiration Date” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“HSR Act” has the meaning set forth in the Merger Agreement.

“Law” has the meaning set forth in the Merger Agreement.

“Liens” has the meaning assigned thereto in Section 6(a) hereof.

“Offer Documents” has the meaning set forth in the Merger Agreement.

“Owned Shares” means all Shares which are beneficially owned by Stockholder or any of its controlled Affiliates as of the date hereof.

“Person” has the meaning set forth in the Merger Agreement.

“Representatives” has the meaning set forth in the Merger Agreement.

“SEC” has the meaning set forth in the Merger Agreement.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Third Person” has the meaning set forth in the Merger Agreement.

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Tender of the Shares.

(a) Stockholder hereby agrees that it shall tender (and deliver any certificates evidencing) its Covered Shares that are shares of the Common Stock, or cause its Covered Shares that are shares of the Common Stock to be tendered, into the Offer promptly, and in any event no later than ten (10) Business Days, following the commencement of the Offer, or if Stockholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event prior to the Expiration Date, free and clear of all Liens. Stockholder agrees that it will not withdraw such Covered Shares, or cause such Covered Shares to be withdrawn, from the Offer at any time.

(b) If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of the Covered Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all the Covered Shares tendered by Stockholder in the Offer to Stockholder.

3. Voting Agreement. At any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought as to a matter described in any of clauses (a) - (c) below (each, a “Company Stockholders Meeting”), Stockholder shall, and shall cause the holder of record of any Covered Shares to, (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(a) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal;

(b) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and

(c) against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (iii) impede, interfere with or prevent the consummation of the Offer or the Merger.

Additionally, Stockholder shall not propose, commit or agree to take any action inconsistent with any of the foregoing clauses (a) - (c).

4. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Merger Agreement or the Offer Documents, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Parent (other than Transfers by operation of law, in which case this Agreement shall bind the transferee), (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares other than as required to effect Stockholder’s voting or consent obligations in Section 3 hereof or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than as required to effect Stockholder’s voting or consent obligations in Section 3 hereof. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 4(a) shall be null and void.

(b) Non-Solicitation. Stockholder shall, and shall cause its Subsidiaries and its and their respective directors, officers, and employees, and shall use its reasonable best efforts to cause its and their other Representatives, to cease immediately any discussions or negotiations with any Third Person that may be ongoing with respect to an Acquisition Proposal. Until termination of this Agreement pursuant to and in accordance with Section 7 hereof, Stockholder shall not, and Stockholder shall cause its Subsidiaries and its and their respective directors, officers, and employees not to, and shall use its reasonable best efforts to cause its and their other Representatives not to: (i) solicit, request or knowingly encourage (including by way of furnishing or disclosing information), or knowingly facilitate, or initiate any other action to facilitate or initiate, the making of any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) except to the extent the Company is permitted to do so under the Merger Agreement, continue or otherwise participate in discussions or negotiations with, or furnish or make available any material non-public information to, any Third Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (iii) publicly propose to do any of the foregoing. Nothing in this Section 4(b) shall prohibit Stockholder, its Subsidiaries and its and their respective Representatives from informing any Person of the existence of the provisions contained in this Section 4(b). Stockholder acknowledges that any violation of the restrictions set forth in this Section 4(b) by its Subsidiaries or Stockholder’s or its Subsidiaries’ respective directors, officers, employees or other Representatives shall be deemed to be a breach of this Section 4(b) by Stockholder, regardless of whether Stockholder shall have used its reasonable best efforts with respect to the actions of its Representatives.

5. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Stockholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests of the Company, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other Equity Interests issued to or acquired by Stockholder or any of its controlled Affiliates.

(b) Stop Transfer; Legends. In furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares and to legend the certificates evidencing the Covered Shares. Stockholder agrees that it will cause the Company, as promptly as practicable after the date of this Agreement, to (i) make a notation on its records and give instructions to the transfer agent for the Covered Shares not to permit, during the term of this Agreement, the Transfer of the Covered Shares and (ii) place (or cause the transfer agent for the Covered Shares to place) the legend described below on any certificates evidencing the Covered Shares.

Each certificate evidencing the Covered Shares shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN TENDER AND SUPPORT AGREEMENT, DATED AS OF APRIL 6, 2014, AMONG THE HOLDER OF THIS CERTIFICATE, GTCR VALOR COMPANIES, INC., AND GTCR VALOR MERGER SUB, INC., A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF VOCUS, INC.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company, the Company’s directors or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any claim (w) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (x) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby, (y) making any claim with respect to SEC disclosure (or other disclosure to the Company’s stockholders) in connection with the Merger Agreement or the transactions contemplated thereby or (z) making any claim against Parent, Purchaser or their respective Representatives in connection with the Merger Agreement or the transactions contemplated thereby.

(d) Communications. Unless required by applicable Law, Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Purchaser, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement in any public disclosure document required by applicable Law in connection with the Offer or the Merger or any other transactions contemplated by the Merger Agreement and (ii) Stockholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

6. Representations and Warranties of Stockholder.

Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Stockholder is the sole record and beneficial owner of (i) the Owned Shares and (ii) the Equity Interests convertible into or exchangeable or exercisable for Owned Shares or other Equity Interests in the Company, in each case, set forth on Schedule I (the “Disclosed Owned Securities”). The Disclosed Owned Securities constitute all of the Equity Interests in the Company owned of record or beneficially by Stockholder or its controlled Affiliates on the date hereof and neither Stockholder nor any of its controlled Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any other Equity Interests of the Company or any Equity Interests convertible into or exchangeable or exercisable for Shares or such other Equity Interests, in each case other than the Disclosed Owned Securities. Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Covered Shares (other than as created by this Agreement or under applicable securities Laws) (collectively, “Liens”).

(b) Organization. Stockholder is a corporation incorporated and validly existing in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as it is now being conducted.

(c) Authority. Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder or its board of directors are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Validity of Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Purchaser, is a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar Laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (collectively, the “Bankruptcy and Equity Exceptions”).

(e) No Conflict or Default. Except for any competition, antitrust and investment Laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Stockholder or any of Stockholder’s properties or assets, (iii) constitute a violation by Stockholder of any applicable law or regulation of any jurisdiction or (iv) contravene or conflict with Stockholder’s memorandum and articles of association, in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Stockholder, threatened in writing against Stockholder at law or in equity before or by any Governmental Authority that would reasonably be expected to impair or delay the ability of Stockholder to perform timely its obligations under this Agreement or consummate timely the transactions contemplated by this Agreement.

(g) No Fees. Stockholder has not employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from Stockholder in connection with this Agreement or the transactions contemplated by this Agreement.

(h) Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

7. Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Parent and Stockholder, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms and (d) a Change in Recommendation in accordance with the Merger Agreement; provided that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) this Section 7 and Section 9 hereof shall survive any termination of this Agreement.

8. No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Board of Directors of the Company from taking any action solely in his or her capacity as an officer or member of the Board of Directors of the Company or from taking any action with respect to any Acquisition Proposal solely in his or her capacity as such an officer or director.

9. Miscellaneous.

(a) Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, Stockholder agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Upon Parent’s reasonable request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Parent with respect to Stockholder’s voting and consent obligations under this Agreement.

(c) No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 9(c) will be null and void; provided, however, that each of Parent or Purchaser may assign this Agreement and any of their respective rights and obligations hereunder to any direct or indirect Subsidiary of Parent without the consent of the Stockholder, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, representatives or successors.

(e) Modification or Amendments. Subject to the provisions of applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto with respect to any of the terms contained herein.

(f) Notice. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt; provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

If to Stockholder:

At the address and facsimile number set forth on Schedule I hereto.

Copy to:

Shyam Srinivasan

767 Third Avenue, 35th Floor

New York, NY 10017

Facsimile No.: (212) 201-2660

E-mail Address: shyam@okumusfundmgmt.com

If to Parent or Purchaser:

GTCR Valor Companies, Inc.

300 N. LaSalle Street

Chicago, Illinois 60654

Attention: Christian B. McGrath

Facsimile No.: (312) 382-2201

E-mail Address: christian.mcgrath@gtcr.com

Copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Phone:	(212) 906-1200
Fax:	(212) 751-4864
E-mail:	ted.sonnenschein@lw.com
bradley.faris@lw.com
Attention:	Edward Sonnenschein
Bradley C. Faris

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9(f).

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

(h) Specific Performance and Other Remedies. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (i) by seeking any remedy provided for in this Section 9(h), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (ii) nothing contained in this Section 9(h) shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9(h) before exercising any other right under this Agreement.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(j) Governing Law. This Agreement and any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(k) Submission to Jurisdiction. Each party hereto hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such Court does not have jurisdiction of the dispute, other state or federal courts in Delaware, including any appellate courts thereof (the “Delaware Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise). Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in the Delaware Courts. With respect to any such proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (i) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (ii) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law that (A) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9(f) hereof.

(l) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9(l). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(m) Interpretation. The descriptive headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(n) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

(o) Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of Parent, Purchaser and Stockholder has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

GTCR VALOR COMPANIES, INC.

By:	/s/ Mark M. Anderson
Name: Mark M. Anderson
Title: Vice President and Treasurer

GTCR VALOR MERGER SUB, INC.

By:	/s/ Mark M. Anderson
Name: Mark M. Anderson
Title: Vice President and Treasurer

[Signature Page to Tender and Support Agreement]

OKUMUS FUND MANAGEMENT LTD.

By:	/s/ Ahmet Okumus
Name: Ahmet Okumus
Title: President